Exhibit 10.15

SEVERANCE AGREEMENT AND GENERAL RELEASE

RECITALS

This Severance Agreement and General Release (“Agreement”) is made by and between Teri Lawver (“Executive”) and Dexcom, Inc., its subsidiaries, affiliates, successors, and assigns (“Company” or “Employer”) (collectively, the “Parties”):
WHEREAS, Executive is currently employed by Company as Executive Vice President, Chief Commercial Officer; and
WHEREAS, Executive’s employment will end on December 31, 2024 (the “Termination Date”); and
WHEREAS, capitalized terms not defined herein shall have the meaning set forth in the Severance & CIC Plan; and
WHEREAS, the Parties wish to conclude their relationship amicably and resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Executive may have against Company, including but not limited to, any and all claims arising out of or in any way related to Executive’s employment with Company or separation of employment from the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
1.Termination of Employment. Executive’s employment will be terminated as of the Termination Date. Executive will be paid, at Executive’s regular rate of pay, for all hours worked and for all accrued but unused vacation and any unreimbursed, reasonable business expenses on the Termination Date, regardless of whether Executive signs this Agreement. Executive acknowledges that these amounts are all of the amounts owed to Executive by Company through the Termination Date. As of the Termination Date, Executive is not to hold Executive out as an employee, agent, or authorized representative of Company, or to negotiate or enter into any agreements on behalf of Company, or to otherwise attempt to bind Company. Within two weeks of the public announcement of this Agreement, Executive will be transitioned from the current role of Executive Vice President, Chief Commercial Officer to Special Advisor. As Special Advisor, Executive will report to the CEO and is expected to advise and support on the Executive’s transition and support various needs which may be identified by Company management in the future.
2.Separation Benefits; Consulting Agreement. Provided that Executive (a) timely executes and does not revoke this Agreement, (b) executes the Transition Consulting Services Agreement (attached as Exhibit 1) prior to Executive’s Termination Date, (c) complies with the Restrictive Covenants (as defined below), to the extent permitted by applicable law, (d) timely executes and does not revoke the Service Date Release (attached as Exhibit 2), Executive will be provided with the following severance benefits to which Executive would not otherwise be entitled:
(i)Severance. An amount equivalent to seven (7) months of Executive’s current base salary, for a total of $362,250.16, minus applicable withholdings, made in a single lump sum payment within thirty (30) days following the expiration of the consideration and revocation periods set forth in the Service Date Release and in any event not later than March 15th of the year following the end of the Consulting Period (as defined below);
(ii)Relocation Costs. Reimbursement for reasonable relocation costs (e.g. lease-break costs, selling car costs, moving fees) through the Company’s preferred relocation vendor for up to $25,000; and

(iii)Transitional Consulting Services. On January 1, 2025, Executive will transition to a consultant pursuant to the Transition Consulting Services Agreement (Exhibit 1, the “Consulting Agreement”) and provide the services pursuant to the Consulting Agreement until March 31, 2025 unless terminated earlier in accordance with the terms of the Consulting Agreement (the “Consulting Period”).
(iv)Non-Disparagement. The Company agrees that it will instruct the CEO and its Section 16 Officers not to disparage the Executive during the twelve (12) month period following the Termination Date.
Executive will receive a separate notice explaining Executive’s right to continuation and conversion of Executive’s health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law. Executive understands that Executive must elect COBRA benefits and make payments directly.
Executive acknowledges and agrees that the payments and benefits set forth above fully supersede and extinguish any obligations owed by Company to Executive under any other contract or agreement Executive may have with Company.
By Executive’s signature below, Executive acknowledges and agrees that the terms set forth in this Agreement include compensation and benefits to which Executive is not otherwise entitled. Furthermore, Executive acknowledges that, except as expressly set forth above, after Executive’s execution of this Agreement, Executive will not be entitled to any other or further compensation, remuneration, or benefits from Company. Executive specifically acknowledges that Executive’s entitlement to any of the benefits set forth in this Agreement, including but not limited to those set forth in this Section 2, are contingent upon Executive executing and not revoking or breaching this Agreement. In the event that Executive executes this Agreement and then subsequently revokes the Agreement, Executive will not be entitled to any of the benefits under this Agreement, including but not limited to those set forth in this Section 2.
3.Acknowledgement Regarding Bonus and Equity Eligibility. Executive acknowledges and agrees that Executive shall not be eligible for payment of any bonus amount with respect to the 2024 performance year or the 2025 performance year. Executive shall not be granted or eligible to receive any new or additional Company equity awards.
4.Treatment of Equity. Executive’s Company equity awards, including but not limited to restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”), will continue to vest until Executive’s last day of Service (as defined and in accordance with the terms of the 2015 Amended & Restated Equity Incentive Plan), which, for the avoidance of doubt, shall include Executive’s provision of services pursuant to this Agreement and the Consulting Agreement, pursuant to the written awards agreements governing their grant. Executive’s Company equity awards will cease vesting on termination of Executive’s Service, and shall continue to be governed by the Company Equity Plan and the written award agreements governing their grant. Executive shall not be entitled to payment or settlement of any RSUs or PSUs which, pursuant to their terms, expire unvested on termination of Executive’s Service.
5. Waiver of Payments and Benefits Under Severance & CIC Plan. Executive hereby acknowledges and agrees that neither Executive’s entry into this Agreement nor Executive’s termination of employment or consulting shall constitute a Qualifying Termination for purposes of the Amended and Restated Severance and Change in Control Plan (“Severance & CIC Plan”), and Executive hereby waives any right or entitlement to payments or benefits under the Severance & CIC Plan payable upon a Qualifying Termination (as defined in the Severance & CIC Plan). Further, Executive acknowledges and agrees that Executive’s participation in the Severance and CIC Plan shall cease on the Effective Date, and Executive shall have no right to any payments or benefits thereunder. Executive acknowledges and agrees that notwithstanding the foregoing waiver of payments and benefits under the Severance and CIC Plan, in consideration of the payments and benefits to be provided under this Agreement, Executive shall remain subject to the covenants provided under Section 3 of the Severance and CIC Plan, as more fully addressed in Section 12 below.

6.Tax Treatment. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. Executive understands and agrees that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any, related to this Agreement, and that Executive shall not seek any indemnification from Company in this regard. Executive understands that Executive (and not the Company) will be responsible for Executive’s own tax liability that may arise as a result of this Agreement, without regard to the amount withheld or reported by the Company to applicable tax authorities, and Executive acknowledges and assumes all responsibility for the payment of any such taxes.
7.Confidential Information. Executive hereby acknowledges that, following Executive’s Termination Date, Executive remains subject to Executive’s obligations under the Executive’s Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) previously executed by Executive which requires, among other provisions, the assignment of patent rights to any invention made during Executive’s employment at the Company and non-disclosure of proprietary information. Executive agrees that Executive will not take, copy, use, or distribute in any form or manner documents or information that Company deems proprietary, including without limitation research and development materials, information regarding customers, clients, business partners, or prospective customers, clients, or business partners, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information.
8.Return of Company Property. Executive agrees to return to Company any and all Company property in Executive’s possession, including without limitation any computer or other electronic devices; software programs; other Company equipment, tools, records, or technical materials; information related to Company customers, clients and business contacts; marketing information; pricing information; cellular phones; personnel materials or files, handbooks, manuals, or policies; memoranda, notes, and drafts thereof; and any other documents or property (and any summaries or copies thereof), developed by Executive and/or obtained by Executive or on Executive’s behalf, directly or indirectly, pursuant to Executive’s employment with Company.
9.Release of Claims.
(a)Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by Company. THIS IS A GENERAL RELEASE OF ALL CLAIMS. As consideration for the Severance Amounts and benefits being provided to Executive, Executive, on Executive’s own behalf, and on behalf of Executive’s respective heirs, family members, executors, administrators, attorneys, representatives, and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (including its current and former parent companies, subsidiaries, and other affiliated companies as well as any of their current and former insurers, directors, officers, agents, shareholders, and employees), (collectively, the “Releasees”), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs, and/or fees, whether known or unknown, suspected or unsuspected, including without limitation:
(1)any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship, including any claims relating to Executive’s election to receive benefits under the Severance & CIC Plan instead of any other plan, contract, or agreement;
(2)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

(3)any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(4)any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the California Fair Employment and Housing Act; the California Unruh Act; the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Americans with Disabilities Act; the Older Workers’ Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the California Constitution; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law;
(5)any and all claims for violation of the federal, or any state, constitution;
(6)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(7)any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements, and covenants of good faith and fair dealing;
(8)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
(9)any claim or damage arising out of Executive’s employment with or separation from Company under any common law theory or any federal, state, or local statute or ordinance not specifically referred to above;
(10)any and all claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, and other compensation of any kind that Executive may have against the Releasees; and
(11)any and all claims for attorneys’ fees and costs.
(b)Executive specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions. Executive further covenants that Executive will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.
(c)Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Agreement. By Executive’s signature below, Executive represents that Executive has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, or other tribunal.

(d)Nothing in this Agreement shall be construed to waive: (a) any claims that cannot be waived as a matter of law; (b) indemnification rights the Executive has from the Company; (c) any rights to vested benefits, the rights to which are governed by the terms of the applicable plan documents and agreements; and (d) any rights to continued vesting of RSUs under applicable plan documents and agreements, including this Agreement. In addition, this Agreement does not prevent Executive from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Executive waives the right to receive future monetary recovery directly from the Company, including payments by the Company that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf (this waiver does not apply to any future monetary recovery Executive may receive directly from the government). This release does not waive any rights or claims that may arise after the date that Executive executed this Agreement. Nothing in this Agreement precludes Executive from communicating or cooperating in any way with any government agency including but not limited to the EEOC, NLRB, SEC, and/or similar state or local agencies.
(e)Nothing in this Agreement will affect the ability of Executive or Company to enforce rights or entitlements specifically provided for under this Agreement as set forth above, or any rights or claims that may arise after the date that Executive executed this Agreement. By Executive’s signature below, Executive represents that: (a) upon Executive’s receipt of the payments described in Section 2 above, Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Executive by Company; (b) however, to the extent Executive is aware of any claims for unpaid wages, severance, benefits, bonuses, commissions, and other compensation of any kind, there is a bona fide dispute between the Parties regarding the fact of and amount of such claims, and Executive further agrees to release such claims and acknowledges that Executive's release is not barred or void under Labor Code section 206.5; (c) Executive has not been denied any request for leave to which Executive believes Executive was legally entitled, and Executive was not otherwise deprived of any of Executive’s rights under the Family and Medical Leave Act or any similar state or local statute; and (d) Executive has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver. Company’s obligations under this Agreement are contingent upon Executive’s compliance with all terms and conditions provided for herein.
10.Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Executive did not know or suspect to exist in Executive’s favor at the time of the date of Executive’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Severance Amounts and other benefits provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Executive expressly waives any right or benefit available to Executive in any capacity under the provisions of California Civil Code section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
11.Age Discrimination in Employment Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f). Executive is advised, by and through this Agreement, to consult with an attorney before executing this Agreement. Executive acknowledges, agrees and understands that:
(a)under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);
(b)Executive has read and understands the terms of this Agreement;

(c)the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement, nor does it prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination Act of 1967, as amended;
(d)the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;
(e)Executive, through this Agreement, is being advised in writing to consult with an attorney before signing this Agreement;
(f)Executive has obtained and considered such legal counsel as Executive deems necessary;
(g)Executive is entering into this Agreement freely, knowingly, and voluntarily;
(h)Executive is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement within the twenty-one (21) day consideration period, Company’s offer and this Agreement will expire on its own terms;
(i)Executive may revoke acceptance of this Agreement by providing written notice to Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by hand or by e-mail to [***], with a copy to [***]; and
(j)Because of Executive’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to Company (the “Effective Date”).
12.Covenants. Executive hereby acknowledges that prior to and following Executive’s Termination Date, Executive remains subject to Executive’s obligations under the Confidentiality Agreement. Executive understands and agrees that Executive’s entitlement to the compensation and benefits due under this Agreement is conditioned upon Executive’s continued compliance, to the fullest extent permitted by law, with the terms and conditions of this Agreement, Section 3 of the Severance & CIC Plan, and the Confidentiality Agreement (the forgoing obligations, the “Restrictive Covenants”). Executive understands that nothing in Section 3(c) of the Severance & CIC Plan, which is incorporated herein by reference, shall apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully, nor does this provision prohibit Executive from cooperating with any government agency. Executive further agrees not to otherwise interfere with Company’s business operations, including, without limitation, Company’s efforts to market and sell its products for the twelve (12) month period following the end of the term of the Dexcom Consulting Agreement between the parties.
13.No Cooperation. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Company or any officer, director, employee, agent, representative, shareholder, or attorney of Company, unless under a subpoena or other court order to do so. Executive further agrees both to immediately notify Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to Company. Nothing in this Agreement shall be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

14.Injunctive Relief. Executive's breach of any obligation or covenant set forth in this Agreement will have a material and adverse effect upon the Company and will cause the Company irreparable harm, and damages arising from any breach may be difficult to ascertain. Consequently, in addition to all of the remedies otherwise available to the Company, including, but not limited to, the recovery of monetary damages incurred in enforcing this Agreement, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of this Agreement. All of the Company's remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies. Executive agrees and consents that the Company shall be entitled to injunctive relief; both preliminary and permanent, without bond.
15.Non-Admissibility; No Admission of Liability. Executive agrees that this Agreement shall not be admissible as evidence in any future proceeding of any kind, except in court on a claim of breach of this Agreement. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:
(a)an admission of the truth or falsity of any claims heretofore made; or
(b)an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.
16.No Knowledge of Wrongdoing. Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.
17.Contingent Obligation. Company’s continuing obligations under this Agreement are contingent upon Executive’s compliance with all terms and conditions provided for herein.
18.Fees and Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the execution of this Agreement.

19.Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)‑month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in‑kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in‑kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in‑kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short‑term deferral” within the meaning of Section 409A, such payment shall be deemed a short‑term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A‑1.
20.No Representations. The Parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
21.Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
22.Entire Agreement. Executive acknowledges that this Agreement, including the Transition Consulting Services Agreement and Service Date Release, is a full and accurate embodiment of the understanding between Executive and Company, and that it supersedes any prior agreements or understandings made by the Parties, except (i) any confidentiality, non-disclosure, trade secret, assignment of inventions, and other intellectual property provisions to which Executive’s employment was subject, including specifically the Confidentiality Agreement, which will remain in effect subsequent to the execution of this Agreement and (ii) the Severance & CIC Plan will remain in effect with respect to Section 3 (Covenants) and Section 6 (Golden Parachute Taxes) thereof, which are hereby incorporated by reference herein. The terms of this Agreement may not be modified, except by mutual consent of the Parties. Any and all modifications must be reduced to writing and signed by the Parties to be effective.

23.Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.
24. Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved will be in Princeton, New Jersey. The prevailing party to any action for breach of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.
25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
26.Good Faith Compliance. The Parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.
27.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	10/22/2024		/s/ Sadie Stern
		For:	Dexcom, Inc.
		By:	Sadie Stern
		Its:	Chief Human Resources Officer

Dated:	10/21/2024	By:	/s/ Teri Lawver
Teri Lawver

EXHIBIT 1

Transition Consulting Services Agreement

DEXCOM, INC.
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into by and between DexCom, Inc. (the “Company”) and Teri Lawver (“Executive”), effective as of January 1, 2025 (the “Effective Date”). Pursuant to this Agreement, on January 1, 2025, the Executive will first start providing consulting services to the Company. This Agreement serves as the Consulting Agreement referenced in, and attached to, the Severance Agreement and General Release between Executive and the Company dated on or about October 21, 2024 (the “Separation Agreement”). In exchange for Executive’s execution of this Agreement, Executive will be eligible to receive certain benefits, subject to the terms and conditions of this Agreement. Defined terms used, but not defined, in this Agreement shall have the meaning ascribed in the Separation Agreement.
1.Consulting Services. Executive agrees to be available to the Company’s Chief Executive Officer and Company management for consultations by telephone, email or in person, to provide advice and transitional services (the “Consulting Services”). The Company shall reimburse Executive for all required and pre-approved travel expenses. The effectiveness of this Agreement is contingent upon Executive’s execution and compliance with the terms and conditions of the Separation Agreement.
2.Compensation. Executive shall receive a fee based on a rate of $51,750.02 per month. Any partial month will be paid on a pro rata basis. However, Executive will be eligible to continue to vest in Executive’s Company equity awards pursuant to Section 2 of the Separation Agreement.
3.Independent Contractor. Executive’s relationship with the Company will be that of an independent contractor, and Executive will not be an agent, employee or representative of the Company. Executive understands that Executive will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, Executive acknowledges that Executive will not be eligible for any employee benefits. Executive understands that Executive (and not the Company) will be responsible for Executive’s own tax liability that may arise as a result of this Agreement, without regard to the amount withheld or reported by the Company to applicable tax authorities, and Executive acknowledges and assumes all responsibility for the payment of any such taxes.
4.Continuing Obligations. Executive remains bound by Executive’s obligations under the Separation Agreement, including the Restrictive Covenants, and agrees to comply with all such obligations while Executive provides Consulting Services and thereafter pursuant to the terms of thereof.
5.Company Policies. Executive hereby acknowledges and agrees to comply with all applicable Company policies, including, but not limited to, the clawback policies and conflict of interest policies during the period Executive provides the Consulting Services to the Company.
6.Consulting Period and Termination.
a.Consulting Period. This Agreement and the Consulting Services will continue until March 31, 2025, at which time it will automatically expire, unless terminated earlier in accordance with this Agreement (the “Consulting Period”). The provisions of this Agreement shall survive the termination of Executive’s services for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
b.Termination. The Company may terminate this Agreement immediately without notice for Cause (as defined in the Company’s Severance & CIC Plan) or upon Executive’s material breach of any provision of this Agreement or the Separation Agreement. Executive may terminate this Agreement for any reason upon ten (10) days written notice. The parties may otherwise terminate this Agreement only by mutual agreement set forth in writing signed by both parties. If the Company terminates this Agreement for Cause or Executive terminates this Agreement for any reason prior to the final day of the Consulting Period, Executive will no longer be eligible to receive the benefits pursuant to Section 2 of the Separation Agreement or as set forth herein. Executive’s Consulting Services will be deemed terminated concurrently with any termination of this Agreement.

7.Governing Law; Severability; Integration. The terms contained in this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both Executive and the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in this Agreement. This Agreement and the Separation Agreement constitute the complete and exclusive understanding and agreement of Executive and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, including by electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.
8.Arbitration. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Princeton, New Jersey and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party to any arbitration or litigation hereunder shall be entitled to all reasonable attorneys’ fees and costs, including without limitation any arbitration costs.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DEXCOM, INC.

By:	/s/ Sadie Stern

Name:	Sadie Stern

Title:	EVP, Chief Human Resources Officer

Read, Acknowledged and Agreed:

EXECUTIVE:

/s/ Teri Lawver

Teri Lawver

[Signature Page to Consulting Agreement]

Exhibit 2
SERVICE DATE RELEASE
(To be signed on or after March 31, 2025)
The undersigned Executive (“you” or “Executive”) and DexCom, Inc. (“DexCom”) have entered into an Agreement dated October 21, 2024 (“Agreement”) regarding the release of claims by Executive in connection with the termination of Executive’s employment by DexCom. Capitalized terms used in this Service Date Release that are not defined in this document are defined elsewhere in the Agreement. Pursuant to Section 2 of the Agreement, Executive hereby represents, warrants and agrees as follows as of the date Executive returns this Service Date Release to DexCom:
1.The Agreement is binding upon the parties and enforceable according to its terms. Executive has fully complied with the Agreement and is not aware of any breach of the Agreement. Executive confirms, acknowledges and agrees that each representation and warranty of Executive set forth in the Agreement is true and correct as of the date Executive executes this Service Date Release. Executive acknowledges confirms, acknowledges and agrees to continue to abide by each representation and warranty of Executive set forth in the Agreement, including, without limitation, the obligations set forth in Sections 9 and 10.
2.Executive’s employment with DexCom was terminated on the December 31, 2024 and Executive’s Transition Services Consulting Agreement was terminated on March 31, 2025, and Executive shall be owed no payments by DexCom except as set forth in the Agreement.
3.You, on behalf of yourself and your spouse, successors, heirs, and assigns, hereby forever irrevocably release and discharge DexCom and its affiliates, and subsidiaries, and the officers, shareholders, employees, directors, contractors, attorneys, and agents of each of them, and the successors, heirs and assigns of all of the foregoing (collectively "Releasees"), from all claims, demands, complaints, rights, actions, defenses, counterclaims, proceedings, liability, damages, losses, expenses and other amounts and remedies that you have ever had, have now or may in the future have, of any kind whatsoever that can be released (“Claims”), whether known or not known, and whether or not matured or liquidated, including, without limitation, and by way of example only, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, personal injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, the Arizona criminal code, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers' Compensation Law Retaliation provision, the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI, the Oregon Family Leave Act, Chapter 659A of the Oregon Revised Statutes (including without limitation the Oregon Whistleblower Law, Oregon's Unlawful Discrimination Against Injured Workers Law, Oregon's Unlawful Discrimination for Service in Uniformed Service Law, Oregon's Leave of Absence for State Service Law, Oregon's Military Family Leave Act, Oregon's Unlawful Discrimination Against Persons with Disabilities Law, Oregon's Initiating or Aiding Administrative, Criminal or Civil Proceeding Law), the Virginia Human Rights Act (VHRA), the Virginians with Disabilities Act (VDA), the Virginia Equal Pay law, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act (VOSH), the Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Fraud and Abuse Whistleblower Protection Act, and the Virginia Right-to-Work Law, the California Fair Employment and Housing Act, the California Unruh Act, the California Constitution, the California Labor Code, the California Business & Professions Code, the California Government Code, the California Civil Code and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and any claims relating to or arising from any equity in or rights relating to equity in DexCom. You covenant and agree not to sue or otherwise institute or cause to be instituted, or assist any other person or entity in instituting or causing to be instituted any Claims against any Releasee except as set forth below, and except for your compliance with a valid court order or subpoena, provided that you give DexCom reasonable advance written notice of such court order or subpoena and cooperate with DexCom’s efforts to quash or otherwise terminate or limit such court order or subpoena.
This general release, discharge and waiver of claims excludes, and you do not waive, release, or discharge: (a) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although you waive any right to monetary relief related to such a charge or administrative complaint; and (b) any other claims which cannot be waived by law; (c) indemnification rights you have from DexCom; and (d) any rights to vested benefits, such as vested RSUs and 401(k) plan benefits, the rights to which are governed by the terms of the applicable plan documents and agreements.
By signing below, you represent and warrant that you have not been denied any request for leave to which you believe you were legally entitled, and you were not otherwise deprived of any of your rights under the Family and Medical Leave Act or any similar state or local statute; and you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.
By signing below, you expressly waive all rights afforded to you by Section 1542 of the Civil Code of the State of California, which provides as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."
You represent and agree that you are fully informed of your rights under Section 1542 and knowingly and intentionally waive such rights. The release in this Section is final and irrevocable, and an independent covenant binding notwithstanding any breach of this Agreement by DexCom.
4.ADEA Waiver / Review of Terms of Agreement. By your signature below, you acknowledge, agree and understand that:
a.Under the general release detailed above, you are waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”); the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement; the payments and other consideration that are being provided to you are of significant value and are in addition to what you otherwise would be entitled; you have been advised to consult with your own attorney concerning the terms of this Agreement.
b.You acknowledge that you have been given twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement.
c.You also understand you may revoke this Agreement within seven (7) days of signing below. Revocation must be made by must be in writing and transmitted by hand or by e-mail to [***] and [***], and which must be received by DexCom no later than the close of business on the seventh (7th) calendar day after execution (or the next business day thereafter, if the seventh (7th) calendar day is not a business day).

EXECUTIVE:

Signature:	Date: